LEASE MODIFICATION AGREEMENT NO. 1


THIS LEASE MODIFICATION AGREEMENT NO. 1 made and entered into in Quadruplicate this 16th day of June, 1972, by and between Investors Equity of Iowa, Inc., an Iowa corporation (hereinafter referred to as "Landlord") and West Des Moines State Bank, an Iowa banking corporation (hereinafter referred to as "Tenant") and is to be attached to and is hereby made a part of the Lease dated September 9, 1971, between the same parties pertaining to the premises located on the East side of 22nd Street, in approximately the 1600 Block, West Des Moines, Polk County, Iowa, and legally described as set forth in said Lease:

                                   WITNESSETH:

Landlord and Tenant agree that said Lease is modified and amended as follows:

Article I. Article II (Grant and Term) A (Leased premised) is amended by inserted after the first sentence thereof, line eight (8) the following: "Except for an approximate 8' X 14' area in the east portion of the lobby serving the Tenant's convenience lobby teller windows, upon which rent is paid by the Tenant, the "Leased Premises" does not include the common entry and remainder of the lobby to the office building and access to the stairway and elevator to the upper stories, which portion of the first floor is common to all tenants of the office building.

Article II. Article XVI, entitled "Restrictive Covenants and Covenant of Access" is amended by adding thereto on page twenty-five (25) of said Lease the following:

     3. One access to Kingman Avenue, which access may hereafter be referred to in this Modification as "Kingman Access",

and changing the number of accesses from "two" to "three", each of which shall be non-exclusive, and shall remain at their present locations unless relocated with the consent of Tenant, which consent shall not be unreasonably withheld. It is understood that the land to the east of the property may be developed, which will require some redesigning of the Westown and Kingman accesses.

In the event the Tenant purchases the "property" as defined in Article I-A of the Lease of September 9, 1971 (excluding that portion of the "property" identified as Exhibits "G" and "H" of this Lease Modification Agreement No. 1) subsequent to the development of the tract to the east of the tract defined in Exhibit "A" attached to the Lease of September 9, 1971, then, an easement agreement shall be entered into at the time of said purchase providing for the nonexclusive use of the existing accesses (or as hereafter relocated by agreement) to 22nd Street, Kingman Avenue and Westown Parkway to serve the property defined in Exhibit "A" of the Lease of September 9, 1971, and the land to the east thereof, so as to provide unobstructed and free flow of traffic between said tracts of land for the tenants, customers and business invitees of each. The land to be served by said easements is that shown upon Exhibit "D" to the September 9, 1971 Lease, and referred to as the "Restrictive Covenant Area", shaded in Red. It is contemplated that said easement will provide for an equitable sharing of the cost incurred by the Landlord with reference to the Kingman Avenue and Westown Parkway accesses which would not be included in the purchase option provisions.

In the event the Tenant exercises the option to purchase, pursuant to Article XXVI and Article XXVII of the Lease of September 9, 1971, and Westown Parkway east of 22nd Street, to and including the present access thereto as provided in Exhibit "G" of this Modification, has not been dedicated as a public street, then, the Landlord shall assign to the Tenant a nonexclusive interest in the easement of April 24, 1972, which provides for access via Westown Parkway to 22nd Street in West Des Moines, Iowa.

Article III. Section A. Article III of said Lease entitled Rent is hereby amended to increase the rent by the sum of Seven Hundred Forty-four Dollars ($744.00) per year, payable in equal monthly installments in advance, of Sixty-two Dollars ($62.00) per month, said increase in rent to commence on the 1st day of June, 1972. Said annual rent of $744.00 shall increase in accordance with the same ratio as the ground rent shall increase upon the Second Ground Lease, if any, hereinafter identified and referred to. This rental increase is occasioned by the Landlord providing nonexclusive use unto the Tenant of the Kingman Access. In addition to said additional cash rent provided in this Article, the Tenant shall pay Landlord upon each anniversary date of this Lease, beginning May 1, 1972 and each May 1 thereafter, the sum of $250.00 as an offset for additional taxes and maintenance incurred by the Landlord, with reference to the Kingman Access, identified as area "B" upon Exhibit "H" attached hereto.

Section B. The definition of "Property" as contained in Article I-A of said Lease of September 9, 1971, is hereby amended to include the real estate legally described on Exhibit "A" attached to said Lease and the real estate legally described in Exhibit "G" and Exhibit "H" attached hereto and made a part hereof.

Section C. The Landlord has acquired a Leasehold interest in and to the real estate described in Exhibit "G" and Exhibit "H" by Ground Leases dated the 1st day of April, 1972, by and between Harold J. Howe and June Howe, husband and wife, and Joyce H. Baehler and William J. Baehler, wife and husband, as Lessor, and the Landlord herein, as Lessee (hereinafter referred to as the "Second Ground Lease") copies of which Second Ground Lease have been heretofore delivered to Tenant. That any reference to "Ground Lease" in Article IV of said Lease is hereby amended to include both the said Ground Lease and the said Second Ground Leases. That any reference to "Ground Lease" contained in any other Article of said Lease is hereby amended to include both the said Ground Lease and the Second Ground Leases. The Landlord agrees that no amendment will be made in the Ground Lease or the Second Ground Leases without the prior written approval of Tenant, which approval shall not be unreasonably withheld.

Section D. Landlord, or its successors or assigns, intends to acquire a Leasehold interest, in and to a portion of the land adjacent to the "property" on the east and identified in red upon Exhibit "D" for commercial development. In the event, Landlord, or its successors and assigns, should acquire a Leasehold interest in additional real estate, located adjacent to the "property" on the east for commercial development, then this Article III of this Lease Modification Agreement No. 1, together with each Section hereof, shall become null and void and the parties hereto shall enter into an Agreement canceling this Article III, together with the Sections of this Lease Modification Agreement No. 1. It is the intention of the parties hereto that in the event the Landlord or its successors and assigns, should acquire a Leasehold interest in additional real estate located adjacent to the "property" on the east for commercial development, then for the purposes of Article XXVI, Article XXVII, and Exhibit "F" of said Lease, the "property" means only that real estate described on Exhibit "A" and the Ground Lease means only that Ground Lease dated July 1, 1971, and that therefor this Article III, together with the sections thereof of this Lease Modification Agreement No. 1, then becomes null and void and in no further force and effect.

Section E. In the event Tenant exercises its option to purchase the "Property" at a time when the Second Ground Leases are still in effect (the Second Ground Leases automatically terminate in the event the Landlord acquires a Leasehold interest in the real estate located adjacent to the property on the east), then at such time, the Landlord shall assign all of its interest in said Second Ground Leases unto the Tenant who shall assume all of the obligations of the Landlord therein reserving unto the Landlord, its successors or assigns, a nonexclusive easement for the future use of said existing accesses at 22nd Street, Kingman Avenue, and Westown Parkway for the Landlord and anyone claiming by and/or through the Landlord for the benefit of the users of the owner or owners of the Leasehold interest in the real estate located adjacent to the property on the east at such time as the intended commercial development is undertaken. Said reserved easement shall provide for an equitable sharing of costs incurred for the Kingman Avenue and Westown Parkway accesses between the uses at that time.

Section F. The provisions of this Article III and each Section thereof shall terminate and expire in the event the Landlord or its successors or assigns should acquire a Leasehold interest in additional real estate located adjacent to the property on the east for commercial development.

Article IV. All other terms and conditions of said Lease are to remain unchanged except as modified by terms of this Agreement.

IN WITNESS WHEREOF, Landlord, and Tenant have caused this instrument to be executed by their duly authorized officers the day and year first above written.

LANDLORD                            TENANT

INVESTORS EQUITY OF IOWA, INC.      WEST DES MOINES STATE BANK

By:                                 By:
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